Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is entered into as of the    day of            , 2010, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”).

WHEREAS, PPD and Furiex have entered into a Separation and Distribution Agreement dated as of the date hereof (the “SDA”), pursuant to which, among other things, Furiex will acquire assets and liabilities of the Business (as defined in the SDA), all on the terms and conditions set forth in the SDA;

WHEREAS, capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the SDA; and

WHEREAS, PPD has agreed to provide to Furiex, which may include its Subsidiaries, if any, services as described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

1. Services Provided.

1.1 During the period commencing on the Distribution Date (as defined in the SDA) and ending on the Initial Termination Date (as defined below), as such date may be extended hereunder (but not later than the Final Termination Date (as defined below)), and subject to the terms hereof, PPD shall provide to Furiex, or at PPD’s option shall cause one or more of its Subsidiaries or one or more third parties to provide to Furiex, the services and functions generally described in Annex A to this Agreement and as more particularly described in individual Transition Agreements (each a “Service” and collectively, the “Services”).

1.2 PPD and Furiex shall negotiate in good faith more detailed descriptions of the Services, including those activities necessary to transition the Services to Furiex, and any additional Services agreed upon by the parties, in various sub-transition agreements (“Transition Agreements” or “TAs”), and any services or functions jointly agreed to by PPD and Furiex in such TAs will be deemed part of the Services. The Services shall not include the exercise of business judgment or general management for Furiex.

1.3 Except as otherwise provided in this Section 1.3, PPD shall not be required to provide any Service to the extent: (a) that the performance of the Service would (i) require PPD or any of its Subsidiaries to violate any applicable Law (including any applicable codes or standards of conduct established by any Governmental Entity with respect to their activities subject to the jurisdiction of such Governmental Entity) or any internal policy reasonably adopted in order to comply with any applicable Law, (ii) result in the breach of any software license, lease or other Contract, or (iii) require prior approval of a Governmental Entity (except to the extent such approval has already been obtained); or (b) that PPD cannot provide such

Service due to a Force Majeure Event (as defined below), provided, however that PPD shall resume such Service as soon as practicable after such Force Majeure Event. In the event that there is nonperformance of any Service pursuant to this Section 1.3 PPD and Furiex agree to work together in good faith to arrange for an alternative means by which Furiex may obtain, at its sole cost and expense, the Service so affected. PPD shall cooperate with Furiex in connection with the performance of the Services, including producing on a timely basis all Contracts, documents and other information reasonably requested.

1.4 Furiex shall receive the Services under this Agreement and the TAs. PPD shall perform or shall cause its Subsidiaries to perform the Services for Furiex in accordance with the terms of this Agreement and the applicable TA. Each such TA will incorporate the terms and conditions of this Agreement by reference, and will not deviate from such terms, except as expressly set forth in each such TA. Each TA shall be considered an exhibit to this Agreement and not a stand-alone agreement. Unless otherwise expressly agreed in writing by the Parties, all invoices for such Services will be paid by Furiex in accordance with Section 3 below.

1.5 Transition Management.

1.5.1 PPD and Furiex each agree to (i) designate an appropriate point of contact for all questions and issues relating to the Services for each of the related Transition Agreements during the term of this Agreement (“Transition Managers”) and (ii) make available the services of appropriate qualified employees and resources to allow for the provision of the Services and to allow each Party to perform its duties, responsibilities and obligations related to the Services.

1.5.2 PPD’s and Furiex’s designated transition team leaders for each of the TAs will be included in such TAs.

1.6 Furiex shall make a commercially reasonable and good faith effort to assume performance of all of the Services and functions as soon as practicable and for each service included in the Services on or prior to the date specified for such service in any related TA. In furtherance of the foregoing, Furiex shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as are necessary for it to provide the Services and functions independently as soon as practicable following the Distribution Date.

1.7 Furiex shall provide PPD with such information and documentation as is reasonably necessary for PPD to perform the Services and perform such other duties and tasks as reasonably required to permit PPD to perform the Services.

1.8 Furiex acknowledges and agrees that during the term of this Agreement, PPD may engage in upgrades, testing and related activities with respect to PPD’s systems and information technology infrastructure. To the extent the Services received by Furiex rely on PPD’s systems and information technology infrastructure, Furiex will reasonably cooperate with PPD with respect to such upgrades, testing and activities.

1.9 Furiex hereby acknowledges that PPD utilizes outsourcing relationships with, and uses software of, third parties (“Service Providers”) who might, through PPD’s obligations under this Agreement, be delivering Services to Furiex or whose software might be used by PPD to provide Services to Furiex. Furiex further acknowledges that PPD’s provision of such Services or use of such software are subject to the terms and conditions of agreements between PPD and such Service Providers. To the extent required under any such Service Provider agreements governing such Services or software, Furiex agrees to cooperate with PPD and will assist PPD in obtaining third-party consents, licenses, sublicenses or approvals necessary to permit PPD or the applicable Service Provider to perform or otherwise make available to Furiex the Services set forth in this Agreement (including any TA) or to permit PPD to use the applicable software to provide the Services set forth in this Agreement (including any TA). Neither Furiex nor PPD shall have any obligation to expend funds or incur obligations in order to obtain any such third-party consents, licenses, sublicenses or approvals. PPD shall have no liability under this Agreement in the event PPD is unable to procure the performance of any Services because of any action or inaction of any third party, including, but not limited to, any breach of any Service Provider agreement or the termination of any license or service agreement by a Service Provider.

1.10 Except as may be set forth in a TA or elsewhere in this Agreement, PPD shall not be required to provide Furiex with extraordinary levels of Services, special studies, training or the like, or the benefit of systems, equipment, facilities, training or improvements procured, obtained or made after the Distribution Date by PPD. Nothing in this Agreement will require PPD to favor the businesses of Furiex over its own businesses or those of any of its Subsidiaries.

2. Fees.

2.1 The amount to be charged on a monthly basis for the Services will be set forth in each individual TA (the “Monthly Charge”). The Monthly Charge will begin to be payable starting on the Distribution Date, provided that if the Distribution Date does not occur at the beginning of a calendar month, any non time and materials charges in the initial Monthly Charge will be pro-rated. The non time and materials charges in the Monthly Charge payable with respect to the month in which Services are concluded may be pro-rated to the extent provided for in the applicable TA.

2.2 In addition to the Monthly Charge, Furiex shall also reimburse PPD for all out-of-pocket expenses (pre-approved in writing if greater than $ [            ]) that are incurred in connection with the performance of the Services, including, without limitation, travel expenses, shipping and postage costs, copying and printing fees, and any Service Provider fees incurred by PPD in connection with the Services. Notwithstanding the foregoing, Furiex acknowledges and agrees that the fees under certain Service Provider agreements must be advanced and paid up front by Furiex.

2.3 PPD shall invoice Furiex for the Service provided hereunder and the out of pocket expenses incurred in arrears on a monthly basis. Furiex shall pay all such invoices promptly but in no event later than 30 days after the date of invoice. Late payments shall bear interest at the prime rate then in effect, plus 5% per annum or the maximum amount allowed by law, whichever is less. Furiex shall notify PPD immediately, and in no event later than 30 days following receipt of PPD’s invoice, of any disputed charges. After such time period, Furiex will be deemed to have accepted PPD’s invoice. PPD shall provide supporting information and documentation as reasonably requested by Furiex to validate any amounts payable by Furiex pursuant to this Section. In the event Furiex disputes a portion of a PPD invoice, Furiex shall pay all undisputed portions of such invoice within the 30 day time period noted above.

3. Security. Each Party will and shall cause its Subsidiaries to, and PPD will use commercially reasonable efforts to cause the Service Providers to, handle and protect from disclosure all proprietary and confidential information and systems disclosed to it by the other Party, or accessible within PPD’s information technology infrastructure, consistent with each Party’s respective obligations under the SDA with respect to confidentiality, and Article [VIII] (Access to Information and Services) of the SDA is incorporated herein by reference. The provision of the Services shall be subject to such additional confidentiality and security requirements as PPD may reasonably require from time to time.

4. Property Rights. Any and all materials, deliverables or other products created or developed by PPD or its Subsidiaries on behalf of Furiex (“Furiex Property”) from the date hereof through the Final Termination Date (as defined herein) shall be owned by Furiex and PPD hereby assigns all right, title and interest to Furiex Property to Furiex. Notwithstanding the foregoing, Furiex acknowledges and agrees that PPD does not hereby convey, nor does Furiex hereby obtain, any right, title, or interest in or to any of PPD’s or any of its Subsidiaries’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Furiex in connection with this Agreement shall remain Furiex’s property, respectively, and PPD shall not have any rights or interests with respect thereto.

5. Disclaimer and Limitation of Liabilities. EACH PARTY ACKNOWLEDGES AND AGREES (A) THAT ALL SERVICES ARE PROVIDED BY PPD ON AN “AS IS” BASIS, AND (B) THAT PPD MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO FURIEX OR ANY OF ITS AFFILIATES (AS DEFINED IN THE SDA) WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS OR OTHERWISE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF

ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES RELATE TO A CLAIM FOR INDEMNIFICATION PURSUANT TO SECTION 13 HEREOF, A BREACH OF ANY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR THE SDA, OR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF FURIEX.

IN NO EVENT SHALL THE AGGREGATE LIABILITY OF PPD AND ITS AFFILIATES TO FURIEX AND ITS AFFILIATES, FOR ANY DAMAGES CONCERNING PPD’S OR ITS AFFILIATES’ OR SUBCONTRACTORS’ PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR ANY OTHER MATTER ARISING OUT OF, OR RELATED TO, THIS AGREEMENT (REGARDLESS OF WHETHER ANY SUCH CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT) EXCEED THE AMOUNTS ACTUALLY PAID TO PPD BY FURIEX PURSUANT TO THIS AGREEMENT.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND BUSINESS INTERRUPTION.

6. Dispute Resolution. In the event of any dispute between PPD and Furiex with respect to the provision of any Service pursuant to this Agreement, such dispute shall be resolved in accordance with the provisions in Section 9.2 of the SDA.

7. Term, Extension and Termination.

7.1 This Agreement shall become effective on the Distribution Date and, unless sooner terminated in accordance with the terms hereof, shall continue in effect until the earlier of the last TA to expire, or no later than twenty-four (24) months following the Distribution Date (the “Final Termination Date”).

7.2 Extension of TAs and the Agreement.

7.2.1 Each TA will specify the same termination date, which shall be twelve (12) months after the effective date of each TA (the “Initial Termination Date”). Furiex may extend specific individual TAs to continue past the Initial Termination Date but not past the Final Termination Date, up to two (2) times. Furiex shall, to the extent possible, give notice of extension in writing at least thirty (30) days prior to the expiration of the applicable term for such Service (as set forth in the applicable TA) or expiration of the first Extension Period (as defined below), as applicable. Each such extension must be mutually agreed to by both PPD and Furiex. Each extension will be in a six (6) month increment (an “Extension Period” or the “Extension Periods”) unless a shorter time is set forth in the applicable Extension Period request. This Agreement shall not terminate as long as an Extension Period is effective; provided however that in no case will this Agreement continue beyond the Final Termination Date.

7.2.2 In no event will PPD provide Services beyond the Final Termination Date.

7.3 This Agreement, any individual TA or any individual Service under any TA may be terminated earlier in accordance with any of the following provisions:

7.3.1 By mutual written consent of both PPD and Furiex.

7.3.2 By Furiex effective as of the last day of the month immediately following the month in which written notice is given.

7.3.3 By either party entitled to the benefit of the performance of any of the obligations under this Agreement (the “Non-Defaulting Party”), if the other party (the “Defaulting Party”) shall fail to perform or default in such performance in any material respect, subject to compliance with the remainder of this paragraph. The Non-Defaulting Party shall give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or default is not cured within thirty (30) days after receipt of such written notice. If any failure or default so specified is not cured within such period, the Non-Defaulting Party may elect to immediately terminate the applicable TA with respect to the Defaulting Party; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 6 hereof. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

7.3.4 Automatically, without notice by or to either party, if (a) Furiex shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its properties, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any laws (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (b) a proceeding or case shall be commenced against Furiex in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of Furiex or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days, or an order for relief against Furiex shall be entered in an involuntary case under the Bankruptcy Code.

7.3.5 By PPD, effective immediately upon notice to Furiex, if any of the following shall occur: (a) the sale, transfer or other disposition of all or substantially all of the assets of

Furiex; or (b) the acquisition by a single party or group, in one transaction or a series of related transactions, of beneficial ownership of a majority of the outstanding shares of common stock of Furiex.

7.3.6 As otherwise may be specified in a TA.

7.4 Furiex specifically agrees and acknowledges that all obligations of PPD to provide each Service hereunder shall immediately cease upon the Initial Termination Date (as extended), or the date of termination of such Service (but not later than the Final Termination Date), and PPD’s obligations to provide all of the Services for which PPD is responsible hereunder shall immediately cease upon the termination of this Agreement. The treatment upon termination of any work in progress shall be governed by the applicable TA.

7.5 Notwithstanding the expiration or early termination of this Agreement or any Services hereunder, Sections 3 through 6 and 8 through 18 will survive.

8. Independent Contractors. The Parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner whatsoever. The Parties expressly acknowledge that PPD is an independent contractor with respect to Furiex in all respects, including, without limitation, the provision of the Services, and that the Parties are not partners, joint venturers, employees or agents of or with each other.

9. Force Majeure. Neither Party will be held liable to the other for any delay or failure of performance to the extent such delay or failure results from events beyond that Party’s control, including without limitation acts of God, earthquakes, fires, floods, civil disturbance, strikes, labor disputes and governmental action (a “Force Majeure Event”). The Party claiming suspension due to a Force Majeure Event shall give prompt notice to the other Party hereto of the occurrence of the Force Majeure Event giving rise to the delay or failure to perform under this Agreement and of its nature and anticipated duration, and such Party will use its reasonable efforts to cure the cause of the delay or failure to perform promptly and shall resume performance as soon as the Force Majeure Event has ended.

10. Internal Controls and Procedures. PPD shall maintain and comply with such internal controls and procedures as are necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise agreed by the Parties to be implemented by the Parties to comply with internal controls and procedures or applicable Law. In the event either PPD or Furiex requires a change to the internal controls or procedures, or requires the implementation of additional internal controls or procedures, related to the Services required to be provided to Furiex in order for either PPD or Furiex to comply with applicable Law, PPD shall change or add to its internal controls or procedures related to such Services as reasonably requested by Furiex; provided, however, in connection with a change or addition to internal controls or procedures as required by the foregoing, the party requiring the change shall pay for any and all additional costs and expenses associated with the implementation or maintenance of the applicable change or addition;

provided further, however, that if such change or addition is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall share the costs and expenses associated with such change or addition equally.

11. Books and Records. The Parties shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

12. Compliance With Laws and Governmental Requirements. Each Party shall be responsible for compliance with all applicable Laws, including, but not limited to any applicable privacy Laws. Furiex shall be responsible for any use it may make of the Services to assist it in complying with applicable Laws. PPD shall comply with all Laws applicable to the provision by it of the Services hereunder. Each Party shall comply with the accounting and reporting requirements of any Governmental Entity having jurisdiction over it with respect to its performance or receipt of the Services.

13. Indemnity.

13.1 Furiex hereby agrees to indemnify, defend and hold harmless PPD and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by PPD or any of its Affiliates as a result of or in connection with the provision of the Services hereunder except to the extent caused by fraud, gross negligence or willful misconduct of PPD or any of its Affiliates.

13.2 PPD Indemnity. PPD hereby agrees to indemnify, defend and hold harmless Furiex and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by Furiex or any of its Affiliates as a result of, or in connection with, any third party claims to the extent caused by the fraud, gross negligence or willful misconduct of PPD or any of its Affiliates in performing the Services.

13.3 Procedures. Any claim for indemnification under this Section 13 shall be governed by, and be subject to, the provisions of Article V of the SDA, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

14. Miscellaneous. The provisions of Article XII (Miscellaneous) of the SDA (except for Section 12.12 (Waivers of Default)) are hereby incorporated into this Agreement.

15. Annexes and TAs. Annex A and the TAs shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any inconsistency between the terms of Annex A or any TA and the terms set forth in the main body of this Agreement, the terms of this Agreement shall govern unless expressly stated otherwise in a TA.

16. Subcontractors and Outsourcing. PPD shall have the right to subcontract or outsource any of its obligations hereunder.

17. Taxes. All amounts expressed in each TA are exclusive of value added taxes, sales taxes and any other similar taxes. Furiex will be responsible for such taxes (other than taxes based on net income or net profits of PPD or its Affiliates) imposed by applicable taxing authorities on the procurement of Services hereunder. If PPD or any of its Affiliates are required to pay such taxes, Furiex shall promptly reimburse PPD therefor.

18. Confidential Information. Any confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Article VII of the SDA, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Services Agreement as of the day and year first above written.

FURIEX PHARMACEUTICALS, INC.

By:
Name:
Title:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:
Name:
Title:

[Signature page to Transition Services Agreement]

Annex A

List of Services

•	Human resources services

•	Financial services, including, but not limited to, tax services, treasury services and corporate accounting services

•	Information technology services

•	Travel services

•	Corporate communications services